Exhibit 23.2
Hancock Askew & Co llp
Accountants & Advisors
Consent of Independent Registered Public Accounting Firm
CM REIT, Inc.
Henderson, Nevada
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 20, 2010 relating to the balance sheets of CM REIT, Inc. as of December 31, 2009 and 2008, which are contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
Respectfully submitted,
Savannah, Georgia
October 28, 2010

1870 The Exchange SE
100 Riverview Drive		Suite 235
Savannah, GA 31404		Atlanta, GA 30339
T 912-234-8243		T 678-387-3960
F 912-236-4414	www.hancockaskew.com	F 678-387-3964